Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

National Rural Utilities Cooperative Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Subordinated Debt Security	457(r)	$1,000,000	100%	$1,000,000	0.0000927	$92.70
	Total Offering Amount					$1,000,000
	Net Fee Due							$92.70
(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933.
(2) The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.